FOR IMMEDIATE RELEASE                                EXHIBIT 99.1

National Western Life Announces 2011 Third Quarter Earnings

Austin, Texas, November 8, 2011 ‑ Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLI), announced today third quarter 2011 consolidated net earnings of $19.3 million, or $5.45 per diluted Class A common share, compared with consolidated net earnings of $13.4 million, or $3.81 per diluted Class A common share, for the third quarter of 2010. For the nine months ended September 30, 2011, the Company reported consolidated net earnings of $51.3 million, or $14.49 per diluted Class A common share, compared with $52.7 million, or $14.89 per diluted Class A common share, a year ago. The Company's book value per share increased to $351.44 as of September 30, 2011 from $345.69 as of June 30, 2011.

Operating revenues, excluding realized investment gains and realized and unrealized gains (losses) on index options, totaled $150.9 million for the quarter ended September 30, 2011, compared to $137.8 million reported in the third quarter of 2010, an increase of 10%. For the first nine months of 2011, adjusted operating revenues increased 8% over the comparable period in 2010. Mr. Moody noted, “The increase in operating revenues reflects our success in continuing to grow our lines of business. As of the end of the third quarter annuity sales had already surpassed $1 billion and life insurance sales were up 9% over last year. ” Mr. Moody indicated investment performance remained a positive contributor to revenues. "We have been fortunate to avoid impairment losses on our corporate bond portfolio and despite new money yields dropping to levels not seen previously net investment income, excluding index options, has grown nearly 12% this year." Mr. Moody observed that although equity market movements have negatively impacted the market value of index options purchased for its fixed index products, the cost of the purchased options remained within the Company's product pricing parameters.

The Company reported earnings from operations, excluding net realized gains and losses on investments, of $17.4 million in the quarter ended September 30, 2011, or $4.91 per diluted Class A common share, compared to $12.4 million, or $3.50 per diluted Class A common share, in the same period for 2010. Mr. Moody indicated that benefit and expense items contributed to improved earnings. “We are incurring favorable experience in terms of product mortality and persistency in combination with expense levels within our expectations. Although the unprecedented low interest rate level presents unique challenges for achieving our targeted interest rate spread, we have been able to make adjustments to compensate for this environment.”

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia and the Pacific Rim. The Company has approximately 285 employees and 16,280 contracted independent agents, brokers and consultants, and at September 30, 2011, maintained total assets of $9.5 billion, stockholders' equity of $1.3 billion, and life insurance in force of $20.5 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Insurance Company
News Release - Page 2

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues:
Revenues, excluding investment and index options gains (losses)	150,940	137,797	445,125	411,318
Realized and unrealized gains (losses) on index options	(61,524)	11,742	(38,773)	(20,276)
Realized gains on investments	2,938	1,672	6,520	1,294
Total revenues	92,354	151,211	412,872	392,336

Earnings:
Earnings from operations	17,355	12,352	47,027	51,818
Net realized gains on investments	1,910	1,087	4,238	841
Net earnings	19,265	13,439	51,265	52,659

Net earnings attributable to Class A Share	18,720	13,058	49,815	51,166

Basic Earnings Per Class A Share:
Earnings from operations	4.91	3.50	13.31	14.69
Net realized gains on investments	0.54	0.31	1.20	0.24
Net earnings	5.45	3.81	14.51	14.93

Basic Weighted Average Class A Shares	3,435	3,427	3,433	3,426

Diluted Earnings Per Class A Share:
Earnings from operations	4.91	3.50	13.29	14.65
Net realized gains on investments	0.54	0.31	1.20	0.24
Net earnings	5.45	3.81	14.49	14.89

Diluted Weighted Average Class A Shares	3,436	3,432	3,437	3,437

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com